Exhibit 10.19

Pulse Advertising, LLC

AGREEMENT

This agreement (the “Agreement”) dated as of May 2nd, 2012, is by and between Pulse Advertising LLC (“Pulse Advertising”) 1821 Florida Ave NW, Washington, DC 20009, and Healthcare Distribution Specialists (“Sponsor”), 9337 Fraser Avenue, Silver Spring, MD 20910 with respect to advertising placed by Pulse Advertising, on WTOP and CBS Radio, beginning on May 15th, 2012.

1.

The terms of this Agreement will commence the week of May 15th, 2012 and will continue through the week of June 10th, 2012 or until all aspects of this agreement have been fulfilled. This Agreement shall remain in force except in the event of a cancellation request by the sponsor. Healthcare Distribution Specialists must provide a letter to Pulse Advertising, and can do so without cause. A cancellation can take place with a minimum of two weeks notice before the cancellation date, and will be confirmed by a letter to Pulse Advertising.

2.

Pulse Advertising Responsibilities. Pulse agrees that it shall be responsible for providing the Sponsor the following elements for 4 weeks beginning on 5/15/2012:

Months Include: May, and June 2012.

On Air – WTOP

•

(50x) :30 second recorded ads running in drive time M-F from May 15th-June 9th

•

(40x) :30 second recorded ad running in M-Sun 5a-12p as Bonus ROS ads from May 15th-June 10th (upgrades and more bonuses and sponsorships can be added in throughout campaign with any extra open inventory)

•

Wtop morning anchor Bruce Allen to record sots free of extra production charge for wtop-fm

Online-WTOP

•

WTOP Home Page Takeover May 16th with 4 permanent banner ads, non-rotating for 24 hours on www.WTOP.com. Minimum 500,000 Impressions usually almost a million impressions (Different eyeballs/people on the banner ads 24 hours on a one day blitz with home page takeover). We have also been averaging 500 plus clicks/leads with this home page takeover program on WTOP.com with other Pulse Partners this year a huge one day web blast on wtop.com combined with on air blast to millions of Washingtonians nothing in town is more effective or efficient to move ghe needle for maximum roi).

On Air-WNBW(cns radio dc 99.1fm all new)

•

(42x) :30 second recorded ads running M-TH –all spots to run in drive time on WNEW 99.1 News radio station DC with cbs fm 99.1. Lisa Baden can record the spots (formerly with wtop and one of most recognized voice talents in dc news/traffic arena for decades on am drive on the new wnew 99.1fm)

•

Wnew’s prime time hosts of lisa baden, and frank hanrahan with both be involved in supporting our campaign with production of spots and no extra fees to endorse the products while on cbs news all news 99.1fm throughout may and june campaign

Online – cbs washington dc(wfan and cbs news digital takeovers)

•

Home page takeover throughout all CBS Washington Area stations online on May 16th for 24 hour homepage blast take over with permanent banner ads similar to wtop.com. These half page banner include push down ad and permanent big block ad for a one day blast on May 16th on all CBS Washington online products including the main cogs of this being the new cbs news wnew and the fan 106.7 wjfk as well as several other secondary cbs stations)

3.

Sponsor’s Responsibilities. Sponsor agrees that they shall be responsible for the following:

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Funding for the sponsorship with payment terms as noted in article 4 below.

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Authorized use of Healthcare Distribution Specialists logos, Talking Points and

Produced advertisements as may be necessary to this program.

4.

Fees/Revenues. The parties agree to the following:

-

Healthcare Distribution Specialists shall pay to Pulse Advertising a total sum of $35,940 (the “fee”) payable according to the schedule below:

a.

Gross investment of $35,940 to be paid via cash In Advance terms, as agreed upon by both parties.

b.

Payment shall be made Via Check

(Addressed to: Pulse Advertising. 1821 Florida Ave NW,

Washington, DC 20009)

In Witness whereof, this Agreement is executed as of the date set forth above.

Pulse Advertising, Washington DC

By: /s/ Erik Haase 5/2/12

Erik Haase

Owner, Pulse Advertising

Sponsor

By: /s/ Mackie A. Barch 5/2/12

Mackie A. Barch

CEO, Healthcare Distribution Specialists